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                                                                    EXHIBIT 10.8

                               DSET CORPORATION

                             1011 US Route 22 West

                             Bridgewater, NJ  08807

                             Phone  (908) 526-7500

                            Fax      (908) 526-3435

                            Personal & Confidential

January 3, 1997
Mr. William P. McHale, Jr.
12R N. Commons Rd.
Lincoln, MA  01773

Dear Bill:

It is with great pleasure that I extend an invitation to you to join our senior management team as President/Chief Operating Officer (COO). In this capacity, you will be actively involved in developing the overall business strategy and be responsible for the company's sales, marketing, product and customer support activities to support DSET's growth objectives. You will be reporting to me, CEO of DSET, directly.

                               Salary and Bonus

The cash component of your compensation plan will be paid monthly at a rate of $13,333 with a performance bonus of up to 50% of salary based on your individual and company's performance. Such bonus, if any, will be payable within 60 days after the end of each fiscal year. Such bonus will be pro-rated for 1997.

                            Incentive Stock Options

You will receive upon your first day of employment, Incentive Stock Options
(ISOs) to purchase approximately 2.5% (around 150,000, to be confirmed with our CFO) shares of the Company's common stock. The exercise price of these ISOs will be $4.93 per share, if you accept our offer before January 6, 1997. These options shall vest over a four-year period in accordance with DSET's Incentive Stock Option Plan.

                               Change of Control

In the event of a merger, acquisition, or major change of ownership which causes a change of control in DSET, either (1) you will be provided with an offer for continued employment at your current salary, bonus and substantially equivalent substitute options (subject to applicable conversion rates), or (2) in the event that the acquiring entity decides that your services are not required, then all of your ISO and NQSO options will vest immediately and shall be exercisable, including without limitation through a cashless exercise thereof, for a reasonable period (not less than 30 days) prior to the applicable merger or acquisition. You will also be provided a
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severance package equal to six months of salary. The Company agrees to promptly provide you with notice of the execution of any agreement which could cause a change of control in DSET.

                              Severance Benefits

In the event DSET terminates your employment for any reason other than Change of Control or good cause, DSET will provide you with a severance package up to six months of salary. In the event that you accept a new position during that 6 months period, this severance benefit will be terminated as of the date you accepted the position. For purposes of this agreement "good cause" shall mean
(i) your failure to perform your duties or to follow reasonable directions of the CEO of DSET and/or the Board of Directors of DSET within 10 business days after receipt of written notice by you of such failure, (ii) willful misconduct by you in connection with your employment, including but not limited to: misappropriating any funds or property of the Company; attempting to willfully obtain any personal profit from any transaction in which you have an interest which is adverse to the interests of the Company; or any other intentional act or omission which substantially impairs the Company's ability to conduct its ordinary business in its usual manner, (iii) your conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any State thereof, or any crime constituting a misdemeanor under any such law involving moral turpitude, (iv) your material breach of the Noncompetition, Nondisclosure and Developments Agreement, which breach you have failed to cure within 10 business days after receipt of written notice by you of such breach.

                      Non-Qualified Stock Options (NQSO)

NQSO will be provided in accordance with company policy.

                                  Relocation

DSET will provide a Relocation Package in the amount of $50,000 to cover transportation of household goods, temporary living expenses, commuting, closing costs, income taxes, and all other costs connected with the relocation. In addition upon request, DSET will provide a temporary bridge loan up to $150,000 when you begin to build your new home in New Jersey, using its available line of credit. The cost and interest of such a loan arrangement will be paid by you as a deduction from salary.

                                Other Benefits

Other fringe benefits, including medical, insurance, and 401k will be offered in accordance with DSET's company policy.

                                  Non-Compete

The execution of a Noncompetition, Nondisclosure and Developments Agreement is a condition to your employment by DSET.

DSET is an equal opportunity employer and is committed to recruit, hire, transfer, assign, promote, and train employees on the basis of the individual qualifications for each job opening, and with respect to all matters affecting employment, compensation and advancement will not discriminate against any employee of applicant for employment because of race, creed, color,
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sex, age, handicap, national origin, sexual orientation, or political affiliation. You understand and agree that your employment with the Company is at will.

Bill, it gives me great pleasure to confirm this offer of employment on behalf of DSET. This position is vital to the future success of DSET. I look forward to your becoming a key part of our management team. If the foregoing is acceptable, please execute one copy and return it to me.

                                  Sincerely yours,


                                  /s/ S. Daniel Shia
                                  ----------------------------
                                  Dan Shia
                                  CEO/President


ACCEPTED


/s/ William P. McHale, Jr.
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William P. McHale, Jr.

Date: January 4, 1997